Exhibit 16(ii) under Form N-1A
Exhibit 99 under Item 601/Reg.S-K


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

                                                             ------------------------------------------------
G P Equity                                     Yield = 2{(   $250,691.82    -   $205,410.46     )+1)^6-1}=
                                                             ------------------------------------------------
Computation of SEC Yield                                     18,764,983     *(  $11.27          -            0.00000)
As of:  February 28, 1998
                                                             SEC Yield =        0.26%

Dividend and/or Interest
Inc for the 30 days ended      $250,691.82

Net Expenses for               $205,410.46
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           18,764,983

Maxium offering price          $11.27
per share as of 2/28/98

Undistributed net income

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=       0.36%




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